Exhibit 10.68

LEASE AGREEMENT

FROM

TOWNSEND XPD, LLC

TO

XPEDITE SYSTEMS, INC.

PREMISES:

OFFICE BUILDING TO BE CONSTRUCTED ON LAND LOCATED AT
THE INTERSECTION OF SHAFTO ROAD AND TORMEE DRIVE, TINTON FALLS

DATED: As of June 15, 2000

EXHIBIT A THE LAND	A-1

ii

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LEASE AGREEMENT

THIS LEASE AGREEMENT made this 15th day of June, 2000 between Townsend XPD, LLC (“Landlord”), a Delaware limited liability company, having an office at 210 West Pennsylvania Avenue, Suite 700, Towson, Maryland 21204 and Xpedite Systems, Inc. (“Tenant”), a Delaware Corporation having an office at One Industrial Way West, Building D, Eatontown, New Jersey 07724 and PTEK Holdings, Inc. (“Guarantor”), a Georgia corporation, having an office at The Lenox Building, 3399 Peachtree Road, N.E., Suite 600, Atlanta, Georgia 30326.

W I T N E S S E T H:

1.          Premises Demised.

Landlord leases and demises to Tenant and Tenant leases from Landlord the Premises, consisting of (i) the approximately 90,000 square foot office building (the “Building”) located or to be constructed on that certain parcel of ground containing approximately 8.65 acres of land, more or less, located at the intersection of Shafto Road and Tormee Drive and known as Block 120.02, Lot 1.03 (formerly Block 120, Part of Lots 1.01 and 2.01) or the official tax map of Tinton Falls Borough, Monmouth County, New Jersey, as more fully described on Exhibit A attached hereto (the “Land”) and (ii) all entrances, lobbies, walkways, corridors, elevators, conduit and riser space, stairs, restrooms, driveways, parking, loading and storage areas, mechanical rooms, equipment rooms, telephone and electrical closets, roof space and other amenities of the Building and Land (collectively, the “Appurtenances”) (the Land together with the Building and the Appurtenances being collectively referred to as the “Premises”).

2.          Term.

(a)       The primary term of this Lease (the “Primary Term”) shall commence on the date that all of the following shall have occurred : (i) the Premises are “substantially complete” (defined in Paragraph 4); (ii) Landlord has delivered to Tenant written notice that a certificate of occupancy has been issued by the Borough of Tinton Falls; and (iii) Tenant has had the opportunity, following notice from the Landlord, to access the Premises to install Tenant’s Property (defined in paragraph 5) furniture, computers, phone systems, and the like for thirty (30) days (the “Commencement Date”) and shall expire on 11:59 p.m. on the date that is fifteen (15) years from the Commencement Date (the “Expiration Date”). As used in this Lease, “Term” shall mean the Primary Term and any duly exercised renewal term provided for herein.

(b)      (i)      Provided there is no uncured Event of Default (as hereinafter defined) under this Lease at the time of Tenant’s First Option Notice (defined below) or on the First Renewal Term Commencement Date (defined below), Tenant shall have the option to renew this Lease for an additional term of five (5) years (the “First Renewal Term”) by giving Landlord written notice (the “First Option Notice”) at least nine (9) months prior to the Expiration Date. If Tenant fails to deliver to Landlord the First Option Notice on or before the date that is nine (9) months prior to the Expiration Date, time being of the essence hereunder, the option to renew this Lease for the First Renewal Term shall terminate and be of no further force or effect and Tenant shall have no further right to extend or renew this Lease. The First Renewal Term shall be on all of the same terms and conditions as set forth in this Lease, except that (A) the Fist Renewal Term shall commence on the day following the Expiration Date (the “First Renewal Term Commencement Date”) and shall expire on the day prior to the fifth (5th) anniversary of the First Renewal Term Commencement Date (the “First Renewal Term Expiration Date”); and (B) the Fixed Rent for the First Renewal Term shall be the greater of (1) the Fixed Rent in effect for the last Lease Year (as hereinafter defined) of the Primary Term under subparagraph 3(a) and (2) ninety-five (95%) percent of Fair Market Rent (defined below).

(ii)       Provided Tenant has exercised its option for the First Renewal Term as set forth in subparagraph 2(b)(i) above, and provided further that there is no uncured Event of Default under this Lease on the date of the Second Option Notice (defined below) or on the Second Renewal Term Commencement Date (defined below), Tenant shall have the option to renew this Lease for an additional term of five (5) years (the “Second Renewal Term”) by giving Landlord written notice (the “Second Option Notice”) at least nine (9) months prior to the First Renewal Term Expiration Date. If Tenant fails to provide Landlord with the Second Option Notice on or before the date that is nine (9) months prior to the First Renewal Term Expiration Date, time being of the essence hereunder, said option to extend the Term for the Second Renewal Term shall terminate and be of no further force or effect and Tenant shall have no further right to extend or renew this Lease. The Second Renewal Term shall be on all of the same terms and conditions as this Lease, except that (A) the Second Renewal Term shall commence on the day following the First Renewal Term Expiration Date (the “Second Renewal Term Commencement Date”) and shall expire on the day prior to the fifth (5th) anniversary of the Second Renewal Term Commencement Date; (B) there shall be no further option to extend or renew this Lease; and (C) the Fixed Rent for the Second Renewal Term shall be the greater of (1) the Fixed Rent last payable during the First Renewal Term and (2) ninety-five (95%) percent of Fair Market Rent (defined below)

(iii)     “Fair Market Rent” shall be determined as set forth below. Within one hundred sixty (160) days after Tenant exercises an option to renew, Landlord shall furnish to Tenant a notice in writing (“Landlords Notice”) which sets forth the Landlord’s determination of Fair Market Rent for the renewal term in question effective as of the commencement date of the renewal term in question. Landlord’s Notice shall be accompanied by a statement from a qualified real estate appraiser stating the appraiser’s opinion of Fair Market Rent and that it has been determined in accordance with this Paragraph. If the Tenant disagrees with the estimate of Fair Market Rent submitted by Landlord in Landlord’s Notice, then within sixty (60) days after receipt of Landlord’s Notice, Tenant shall have the right to submit to Landlord an appraisal by a qualified real estate appraiser of Fair Market Rent for the renewal term in question effective as of the commencement date of the renewal term in question. If the higher estimate is not more than 110% of the lower estimate, the Fair Market Rent shall be established as the average of the two appraisals. If not, the two appraisers acting on behalf of Landlord and Tenant shall, within fifteen (15) days after Tenant’s appraisal has been submitted, jointly appoint a third qualified real estate appraiser (the “Referee”). If the two appraisers are unable to agree upon the selection of a Referee, then the Referee shall be selected within fifteen (15) days thereafter by an arbitrator pursuant to the rules of the American Arbitration Association.

The Referee shall, within thirty (30) days after appointment, render his decision which decision shall be strictly limited to choosing one of the two determinations made by the two appraisers chosen by Landlord and Tenant with respect to Fair Market Rent. The decision of the Referee shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay for their own appraisal, and the cost of the Referee shall be shared equally by Landlord and Tenant. In determining Fair Market Rent, the appraisers shall each take into account the following: (a) the amount of space and length of term taken by Tenant; (b) the creditworthiness and quality of Tenant; (c) the amenities offered at the Premises; (d) any special or unusual features of the Premises as it relates to Tenant’s business; and (e) rent in comparable buildings in the relevant competitive market adjusted to account for concessions offered to new tenants such as free rent, tenant improvement allowances, moving allowances and other such concessions. In determining Fair Market Rent, the appraisers shall make adjustments to account for the following: (i) tenant improvements installed by Tenant; (ii) alterations installed by Tenant at its expense during the Term; and (iii) concessions offered to new tenants such as free rent, tenant improvement allowances, moving allowances and other concessions.

(c)       “Lease Year” as used herein shall mean (i) each and every consecutive twelve (12) month period during the Term of this Lease, or (ii) in the event of Lease expiration or termination, the period between the last complete Lease Year and said expiration or termination. The first such twelve (12) month period shall commence on the Commencement Date. If the Commencement Date is any day other than the first day of the month, then the first Lease Year shall be the partial month in which the Commencement Date occurs and the next consecutive twelve (12) months.

3.          Rental.

(a)       Tenant agrees to pay Landlord annual rent (the “Fixed Rent”) at the rates set forth below monthly for the Primary Term in advance in the monthly installments set forth below beginning on the Commencement Date and thereafter on the first day of each month during the Primary Term, without prior notice or demand except as provided herein, and without deduction, offset or counterclaim. Fixed Rent for any renewal term(s) shall be as set forth in Section 2(b) above, and shall be paid without prior notice, demand, deduction, offset or counterclaim. Tenant shall also pay all other sums of money that shall become due from Tenant under this Lease other than Fixed Rent (“Additional Rent”) without deduction, offset or counterclaim within the time periods set forth herein, and if no such period is established, then within thirty (30) days of receipt of Landlord’s written demand therefor. As used in this Lease, “Rent” shall mean Fixed Rent and Additional Rent. Rent for any month’s partial occupancy shall be prorated.

Based on an estimated total rentable square foot area of 90,000 square feet, Fixed Rent will be as follows:

Period	Annual Fixed Rent	Monthly Fixed Rent	Per SF

Lease Years 1-5	$1,395,000	$116,250	$15.50
Lease Years 6-10	$1,485,000	$123,750	$16.50
Lease Years 11-15	$1,597,500	$133,125	$17.75
First Renewal Term	as set forth in subparagraph 2(b)(i)
Second Renewal Term	as set forth in subparagraph 2(b)(ii)

If the actual total rentable square feet of the Building is more or less than 90,000 square feet, as the same is certified by Landlord’s architect upon substantial completion of the Building, the annual Fixed Rent and monthly Fixed Rent for each year of the Lease Term shall be adjusted accordingly based upon the per square foot annual Fixed Rent amount stated above. Upon certification of the actual square footage of the Building, Landlord shall prepare a final Fixed Rent Schedule and shall deliver the same to Tenant, which Fixed Rent schedule shall become a part of and incorporated into this Paragraph 3(a) as if originally set forth herein.

(b)      This is a “net” lease. Tenant’s rent payments shall be completely net to Landlord so that this Lease yields to Landlord the net annual Base Rental and Tenant shall pay all Fixed Rent, Additional Rent and costs of every kind relating to the Premises without setoff, deduction, counterclaim or abatement.

(c)       Tenant shall pay directly to the party entitled to such payment as Additional Rent all costs and expenses of every kind and nature in operating, managing, equipping, lighting, heating, cooling, cleaning, maintaining, repairing, replacing, and landscaping the Premises to the full extent of Tenant’s obligations hereunder, and all premiums for insurance (including, without limitation, casualty and general liability coverages) relating to the Premises.

(d)      Tenant shall pay to Landlord, as Additional Rent hereunder, all real estate taxes, assessments, water and sewer rents, taxes on rentals, taxes in lieu of existing taxes and other public charges on the Premises, each relating to the Term of this Lease within ten (10) days of receipt of an invoice therefor from landlord (which invoice shall contain a copy of the bill for such tax or assessment).

(e)       Tenant shall pay to Landlord, as Additional Rent hereunder, the premiums for such fire and casualty insurance maintained by Landlord with respect to the Premises, within ten (10) days of receipt of an invoice therefor from Landlord.

(f)       Tenant acknowledges that Tenant’s failure to pay Fixed Rent and Additional Rent promptly may cause Landlord to incur unanticipated costs which are impractical or extremely difficult to ascertain and may include, without limitation, processing and accounting charges and late charges imposed on Landlord by any ground lease, mortgage or deed of trust. As a result, if Landlord does not receive any payment within five (5) days of the due date, Tenant shall pay Landlord, a late charge equal to five percent (5%) of the overdue amount, which charge Landlord and Tenant agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment. Landlord’s acceptance of the late charge shall in no event constitute a waiver of Tenant’s default with respect to any overdue amount nor prevent Landlord from exercising any other rights or remedies granted under this Lease and/or applicable law. In the event that any payment of Rent or other amount due under this Lease from Tenant to Landlord is not paid within fifteen (15) days after written notice from Landlord, Tenant shall pay interest from the date due until the date paid at the rate of 2% above the current “prime rate” of The Chase Manhattan Bank N.A. (the “Default Rate”). Tenant shall not be required to pay any other late charge or fee for any such late payment.

4.          Construction of the Base Building and Tenant Improvements.

(a)       (i)        Landlord shall cause the Base Building and Tenant Improvements (as defined below) to be designed and constructed at Landlord’s sole cost and expense, in a first-class and workmanlike manner, using new, first quality materials, in compliance with all certificates, permits and approvals required by applicable laws, statutes, ordinances, orders, codes, rules and regulations of all federal, state, county, city and local departments and agencies including, without limitation, the Americans With Disabilities Act of 1990 (as amended) (collectively, “Legal Requirements”) and in accordance with the Final Building Plans and Specifications (defined below).

(ii)       The base building (the “Base Building”) shall consist of a two-story office building containing approximately 90,000 square feet with a minimum of 4.5 surface parking spaces per 1,000 square feet of rentable space, substantially of the design as shown as; “Phase 1’ on the preliminary drawings and building standards attached hereto as Exhibit “B” (the “Preliminary Building Drawings”).

(iii)     Promptly after execution of this Lease, Landlord shall cause an architect selected by Landlord and approved by Tenant (which approval Tenant shall not unreasonably withhold or delay) (“Landlord’s Architect”) to prepare working drawings and design specifications for the Base Building based on the Preliminary Building Drawings (“Landlord’s Working Drawings and Specifications”), which shall be submitted to Tenant for Tenant’s approval in accordance with the procedures set forth below. Tenant hereby approves Gilligan & Bubnowski as Landlord’s Architect hereunder. Landlord shall use its reasonable, good faith efforts to cause the delivery of Landlord’s Working Drawings and Specifications to Tenant within thirty (30) days from the date hereof (or as soon as reasonably practicable thereafter). Within twenty (20) days after Tenant’s receipt of Landlord’s Working Drawings and Specifications, Tenant shall send a written notice to Landlord either (A) approving Landlord’s Working Drawings and Specifications, in which event Landlord’s Working Drawings and Specifications shall be binding upon Tenant in all respects and shall be deemed to be the “Final Building Plans and Specifications” hereunder, or (B) rejecting Landlord’s Working Drawings and Specifications, in which case Tenant shall include in said notice comments, in reasonable detail and in a reasonable format under the circumstances (including, without limitation, mark-ups of Landlord’s Working Drawings and Specifications) explaining the revisions and/or corrections to Landlord’s Working Drawings and Specifications desired by Tenant, which comments Tenant agrees shall be in good faith and commercially reasonable under the circumstances. In no event shall Tenant have the right to modify (except at its sole expense) the design of the Base Building as reflected by the Landlord’s Working Drawings and Specifications to the extent such design is substantially similar to the design reflected by the Preliminary Building Drawings. If Tenant shall fail to respond in writing to Landlord as provided above within twenty (20) days after Tenant’s receipt of the Landlord’s Working Drawings and Specifications, then Landlord’s Working Drawings and Specifications shall be deemed to be approved by, and binding upon, Tenant in all respects and shall be deemed to be the Final Landlord’s Building Plans and Specifications hereunder. In the event Tenant rejects Landlord’s Working Drawings and Specifications as provided above, Landlord shall either (I) give Tenant written notice within three (3) business days after Landlord’s receipt of Tenant’s notice that Landlord disputes the appropriateness of one or more of the revisions and/or corrections requested by Tenant or (II) make the appropriate revisions or corrections to Landlord’s Working Drawings and Specifications and resubmit the same to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s comments, whereupon the foregoing procedure shall apply to the revised Landlord’s Working Drawings and Specifications as well as to any one or more further revisions of Landlord’s Working Drawings and Specifications thereafter submitted by Landlord to Tenant as aforesaid, until such time as a revised version of Landlord’s Working Drawings and Specifications shall be deemed to be approved by Tenant as aforesaid (except that Tenant’s time to respond to any revised or further revised Landlord’s Working Drawings and Specifications shall be reduced to ten (10) days). Any dispute regarding the preparation of Landlord’s Working Drawings and Specifications under this Paragraph shall be resolved by expedited arbitration in the manner provided in subparagraph 4(h) below. Landlord and Tenant shall each act in a good faith manner with respect to the conduct of such arbitration so as to obtain a resolution of their differences at the earliest possible time and thus minimize the amount of such delay. Notwithstanding the time frames provided above for the review of Landlord’s Working Drawings and Specifications (or revisions thereto) and for Landlord’s revisions of the same, the parties shall endeavor in good faith to respond to the other’s submission at their earliest practicable time under the circumstances.

(iv)      Upon Tenant’s acceptance of the Final Building Plans and Specifications, Landlord shall cause Patock Construction to commence construction of the Premises. Promptly after execution of a construction contract, Landlord shall apply for a building permit and all other necessary governmental approvals for the construction of the Base Building. Landlord shall use diligent efforts to obtain such building permits and government approvals. Notwithstanding the foregoing to the contrary, in the event Landlord is not able to obtain a building permit and all required governmental approvals for the construction of the Base Building (subject only to conditions as are commercially reasonable to Landlord) on or before September 1, 2000, either party shall have the right to terminate this Lease by written notice to the other given by October 15, 2000, in which event this Lease shall terminate and neither party will have any further rights or obligations hereunder.

(b)      (i)      Landlord will complete the tenant improvements within the Premises in accordance with Exhibit “B” (the “Tenant Improvements”) in a first class and workmanlike manner, in compliance with the Legal Requirements and free of all construction liens and claims and Notices of Unpaid Balance. All materials used by Landlord shall be new and of first class quality. Landlord shall be responsible for obtaining all certificates of occupancy for the Premises.

(ii)       In consideration of and conditioned upon Tenant’s execution and delivery of this Lease and agreement to occupy the Premises for the Term and perform its obligations hereunder, and provided there is no Event of Default continuing, Landlord agrees to provide Tenant with an allowance in the amount of One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (the “Tenant Allowance”), which Tenant Allowance shall be paid by Landlord to Tenant on the Commencement Date; such amount shall be in addition to Landlord’s obligation to construct the Tenant Improvements at Landlord’s cost and expense except as specifically provided herein. In addition, if Tenant renews for the First Renewal Term, Landlord will contribute $10.00 per square foot of the portion of the Base Building at the First Renewal Term Commencement Date. If Tenant renews this Lease for the Second Renewal Term, Landlord will contribute $5.00 per square foot of the portion of the Base Building at the Second Renewal Term Commencement Date. If for any reason (other than the default of Tenant), Landlord (or Landlord’s mortgagee if such mortgagee exercises its rights under any mortgage recorded against the Premises and takes possession of the Premises prior to payment of the Tenant Allowance) does not pay the Tenant Allowance to Tenant within ninety (90) days of Tenant’s occupancy of the Premises, the Tenant Allowance may be paid to Tenant, at Tenant’s election exercised by written notice delivered to Landlord and such mortgagee at least fifteen (15) days prior to such exercise, as follows: (i) the Tenant Allowance shall be amortized at the rate of six percent (6%) per annum for a term of sixty (60) months, and (ii) each month as Rent under the Lease becomes due, Tenant shall reduce the monthly Rent payment by the respective monthly amortized amount of the Tenant Allowance until the entire amount of Tenant Allowance and all interest thereon are paid in full.

(c)       Landlord shall cause its contractors to use all commercially reasonable efforts to phase the construction of the Base Building, with the goal that the Base Building and Tenant Improvements will be substantially completed (as defined below) on or before May 1, 2001, subject to Tenant’s delivery to Landlord of an executed copy of this Lease by June 7, 2000 (the “Target Date”). The Base Building and Tenant Improvements shall be deemed “substantially completed” on the date (i) the Base Building and Tenant Improvements are completed except for minor or insubstantial details of construction, mechanical adjustment or decoration which remain to be performed, the non-completion of which do not materially interfere with Tenant’s installation of Tenant’s Property and Tenant’s use of the Premises for Tenant’s intended purposes. At or prior to the Commencement Date, representatives of Landlord and Tenant shall inspect the Premises and shall cooperate in producing and signing a punch list identifying any portions of the Base Building which have either not been completed or which have been not completed properly, and Landlord shall cause all items on such agreed punch list to be diligently completed or corrected, but such items shall not cause a postponement in the Commencement Date.

(d)      If the Premises are not substantially complete by July 1, 2001, Landlord shall compensate Tenant for the difference between (i) the monthly rent (base rent and additional rent) payments that Tenant is obligated to pay under its lease for Tenant’s current location at 6 Industrial Way, Eatontown, New Jersey (the “Existing Space”) during the last year of the term of such lease and (ii) the monthly rent payment due on and after July 1, 2001 (as calculated, the “Holdover Rent”), prorated on a day for day basis based upon the actual number of days between July 1, 2001 and the date of substantial completion that elapse. Provided, however, the number of days for which Landlord shall be required to compensate Tenant pursuant to this Section 4(d) shall be decreased on a one for one basis for each day of delay caused by any of the actions, occurrences or omissions described in Section 4(e) below. Landlord will only be liable to Tenant hereunder for actual Holdover Rent charged by and paid to Tenant’s landlord at the Existing Space.

(e)       If the occurrence of substantial completion of the Base Building and Tenant Improvements shall be delayed due to:

(i)        changes in the Base Building and Tenant Improvements which are requested by Tenant and approved by Landlord;

(ii)       interference by Tenant or its agents, employees or contractors in installation of Tenant’s Property; or

(iii)     any act or omission or Tenant or any of its employees, agents or contractors,

then the Premises shall be deemed substantially complete on the date when they would have been ready but for such delay (certified to Tenant in writing by Landlord’s Architect), and the Commencement Date shall be deemed to occur on such earlier date.

(f)       If and when Tenant shall take actual possession of the Premises, it shall be conclusively presumed that the same were in satisfactory condition as of the date of such taking of possession, unless within thirty (30) days after such date Tenant shall give Landlord notice specifying the respects in which the Premises were not in satisfactory condition.

(g)      In the event of a dispute between Landlord and Tenant with respect to the approval of Landlord’s Working Drawings and Specifications, such dispute shall be resolved by a single arbitrator appointed in accordance with the then-rules of the American Arbitration Association (or successor thereto) which arbitrator shall render his decision within fifteen (15) days of appointment. The arbitrator shall have at least ten (10) years recent experience as an architect in the area in which the Premises is located and shall not be related in any way to either Landlord or Tenant.

(h)      Provided no Event of Default has occurred and subject to any written agreement of the parties, any trade fixtures or equipment installed in or attached to the Premises and all other property of Tenant which was personal property before its installation shall remain Tenant’s property. Tenant shall have the right during the Term, and shall be obligated before the Expiration Date, to remove its trade fixtures, trade equipment and personal property which it may have installed in or attached to the Premises (but not the Tenant Improvements), and which have not been conveyed to Landlord. Tenant shall, in a good and workmanlike manner, on or before the Expiration Date, promptly repair any damage resulting from such removal, plug or close in an approved manner any connection to sources of gas, air, water, electricity or heat or cooling ducts, and do whatever is necessary to leave the Premises undefaced and undamaged. In addition, Tenant shall be liable for any damage incurred by

Landlord as a result of Tenant’s failure to remove such fixtures, equipment and property by the Expiration Date.

(i)       Within thirty (30) days after the Commencement Date, Landlord shall cause the square footage of the as-built Base Building to be measured by Landlord’s Architect. The determination of Landlord’s Architect shall be conclusive. For the purposes of this Lease, “square footage” shall mean the square footage of floor area within the Base Building and all components thereof measured to the outside of exterior glass, without exclusion for interior partitions, structural members, mechanical rooms or vertical penetrations. Within ten (10) days of Landlord’s Architect’s determination of the square footage amount, the parties shall execute an amendment to the Lease reflecting the actual Commencement Date, the actual square footage of the Base Building, and the Fixed Rent payable under the Lease.

(j)       Notwithstanding anything contained in this Lease to the contrary, if the Premises are not substantially complete by October 31, 2001, either Landlord or Tenant may terminate this Lease by giving the other party not less than ten (10) days prior written notice; provided, however, Tenant’s right to terminate this Lease by October 31, 2001 shall be extended on a day for day basis, for any delay in Landlord substantially completing the Premises caused by the actions, occurrences or omissions described in Section 4(e) above; and further provided, if Landlord substantially completes the Premises within the ten (10) day notice period set forth herein, any notice to terminate given by Tenant shall be deemed null and void and Landlord and Tenant shall remain bound by the terms of this Lease.

(k)      Upon substantial completion of the Premises, Landlord shall make available to and, to the extent possible without terminating Landlord’s rights thereunder, assign all warranties and rights against all contractors, subcontractors, material suppliers and manufacturers with respect to any portion of the Premises and the fixtures and equipment installed therein by Landlord under this Lease for which Tenant is responsible under this Lease to complete all repairs and maintenance and replacement, if necessary. Without limiting the foregoing, Landlord will use all reasonable efforts to obtain standard warranties provided by the specific trade or material, equipment or system manufacturer, in accordance with the provisions of Exhibit “B” attached hereto.

(l)       Subject to the right of Landlord to terminate this Lease pursuant to subparagraph 4(a)(iv) above, and subparagraph 4(m) below, and provided that no Event of Default shall have occurred and is continuing after expiration applicable notice and cure periods, Dennis Townsend hereby guaranties to Tenant the lien free completion of the Premises in accordance with this Paragraph 4, as the same may be affected by any actions, occurrences or omissions described in subparagraph 4(e) above.

(m)     Tenant acknowledges that Landlord does not own the Land upon which the Premises and the Tenant Improvements are being completed, Landlord having entered into an agreement of sale dated as of June 1, 2000 (the “Agreement of Sale”) with Tormee Company to acquire the Land. Landlord’s right to purchase the Land is expressly contingent upon certain contingencies contained in the Agreement of Sale being satisfied or otherwise waived by Landlord. If Landlord determines for any reason that it will not obtain legal title to the Land, Landlord shall have the right to terminate this Lease by written notice to Tenant given by July 3, 2000, in which event the Lease shall terminate and neither party will have any further rights or obligations hereunder. Unless Landlord or Tenant has terminated this Lease pursuant to subparagraph 4(a)(iv) or this subparagraph 4(m), if Landlord does not obtain legal title to the Land on or before the earlier of (i) sixty (60) days after the date that Landlord receives all permits and approvals necessary for completion of the Base Building and the Tenant Improvements, or (ii) November 1, 2000, Tenant shall have the right, exercisable by written notice delivered to Landlord no later than 5:00 pm on November 5, 2000, to terminate this Lease.

5.          Tenant’s Use of Premises Before Commencement Date. (a) Tenant may, at any time after written notice from Landlord, without incurring any liability for payment of Rent, enter upon the Premises to measure the Premises, design and layout the Tenant Improvements and Tenant’s Property, and place and install its personal property, furniture, furnishings, signs, telecommunication equipment, equipment and trade fixtures (“Tenant’s Property”) and construct the Tenant Improvements, in the Premises at Tenant’s risk and expense and subject to all other terms and conditions of this Lease, including, but not limited to, the insurance requirements set forth at Paragraphs 13 and 14 hereof. In exercising the foregoing rights, Tenant shall not cause any interference with or delay to Landlord or any of its employees, agents, representatives, contractors or invitees in constructing the Base Building. Tenant’s indemnity in Paragraph 15 shall apply to Tenant’s entry under this Paragraph 5. Notwithstanding the foregoing, if Tenant exercises the rights hereunder and is conducting business from the Premises, Tenant shall pay to Landlord within ten (10) days of Tenant’s receipt of a bill or invoice therefor, Tenant’s share of all electricity, water, sewer, gas, air conditioning, heating and ventilation and all other utilities serving the Base, Building in connection with such early access to and use of the Premises.

6.          Use.

(a)       Tenant shall have the right to use and occupy the Premises for executive and general office use, research and development, computer processing and similar, related uses permitted under the Borough of Tinton Falls Zoning Code; provided, however, Tenant shall not use or occupy the Premises for the following purposes:

(i)        manufacturing, fabricating and assembly operations;

(ii)       agricultural uses; or

(iii)     retail/warehouse uses, lumber yards or home improvement centers.

(b)      Notwithstanding anything to the contrary provided in Paragraph 6(a), Tenant shall not use or occupy the Premises or any portion thereof, permit or suffer the same to be used or occupied and/or do, or permit or suffer anything to be done, in or on the Premises or any part thereof, that would, in any manner or respect:

(i)        violate any certificate of occupancy or Legal Requirement in force relating to the Premises;

(ii)       make void or voidable any insurance then in force with respect to the Premises, or render it impossible to obtain fire or other insurance thereon required to be furnished by Landlord or Tenant under this Lease;

(iii)     cause structural or other injury to the Premises, or constitute a private or public nuisance or waste;

(iv)      render the Premise incapable of being used or occupied after the expiration or sooner termination of the term of this Lease for the purposes for which the same were permitted to be used and occupied on the day upon which Tenant shall first open the Premises for business to the public, except for ordinary wear and tear and damage by fire or other casualty and repairs for which Tenant is not responsible under this Lease; and/or

(v)       violate the provisions of Paragraph 9 hereof.

7.          Tenant’s Care of the Premises.

(a)       Tenant shall, at Tenant’s sole expense, maintain the interior of the Building in a neat, clean, sanitary condition and in good order and repair (making replacements as necessary). In addition, Tenant agrees to not overload, damage or deface the Premises; and to properly store and dispose of trash. Notwithstanding anything to the contrary contained herein, in the event of damage to the Building systems or structural elements of the Premises due to the negligence of Tenant, its employees, agents, invitees or contractors, then Tenant shall be solely responsible for the necessary repairs and replacements; however, if Landlord receives any monies from any insurance carrier issuing insurance on the Premises and covering the damage which occurred, Landlord shall either credit against the amounts due from Tenant hereunder for repair of such damage the amount of the insurance actually received or, if Tenant shall be required to repair such damage, make such insurance proceeds available to Tenant to pay the actual costs incurred by Tenant to complete such repairs.

(b)      Tenant may make alterations, additions or improvements to the Premises without the prior written consent of Landlord only if such alterations, additions or improvements do not involve changes to the structural elements of the Base Building or building systems and do not lessen the value of the Premises. In the event any such alterations, additions or improvements to be made involve structural elements of the Premises or building systems in the Building, the same shall only be made upon the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold provided that such alterations, additions or improvements do not lessen the value of the Premises or do not change the basic design or utility of the Property. All work performed in connection with such alterations, additions or improvements shall be performed in accordance with Legal Requirements and otherwise pursuant to the terms of this Lease. Any and all permits and governmental approvals in connection with any such work shall be obtained by the Tenant at its sole cost and expense prior to the commencement of any such work. Landlord agrees to cooperate with Tenant, at no expense to Landlord, in obtaining any such required permits or approvals. All alterations, additions or improvements of a permanent nature made or installed by Tenant in the Premises shall become the property of Landlord at the expiration or early termination of this Lease. Landlord reserves the right to require Tenant to remove any improvements or additions made to the Premises by Tenant after the date hereof without Landlord’s consent (to the extent consent is required) and to restore the Premises to their condition prior to such alteration, addition or improvement, reasonable wear and tear, unrepaired casualty and condemnation excepted.

(c)       (i)      Tenant, at its expense, shall comply with all present or future Legal Requirements affecting the Premises and with any reasonable requirements of the insurance companies insuring Landlord against damage, loss or liability for accidents in or connected with the Premises to the extent that the same shall affect or be applicable to (i) Tenant’s particular manner of use of the Premises (as opposed to its mere use thereof), (ii) alterations and improvements made by Tenant, or (iii) a breach by Tenant of its obligations under this Lease, it being understood that Tenant shall not be, and Landlord shall be, responsible for complying with Legal Requirements or insurance requirements imposed on the Premises generally and which would have to be complied with whether Tenant was then in occupancy of the Premises. Nothing herein contained, however, shall be deemed to impose any obligation upon Tenant to make any structural changes or repairs unless necessitated by reason of a particular use by Tenant of the Premises. Landlord shall be responsible for complying with all Legal Requirements affecting the design, construction and operation of the Base Building and/or Tenant Improvements or relating to the performance by Landlord of any duties or obligations to be performed by it hereunder.

(ii)       The parties acknowledge that Title III of the Americans With Disabilities Act of 1990 and the regulations and rules promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Property depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the common areas and those portions of the Premises not in possession of Tenant, (b) Tenant shall be responsible for ADA Title III compliance within the Premises following delivery of possession, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations within the Premises made subsequent to the commencement of the Term at the request of Tenant.

(d)      No later than the Expiration Date or earlier termination of this Lease as provided herein, Tenant will remove all Tenant’s equipment, furnishings, furniture, including removable partitions and workstations, and other personal property and repair all injury done by or in connection with installation or removal of said property and surrender the Premises (together with all keys, access cards or entrance passes to the Building) in as good a condition as they were at the beginning of the Term, reasonable wear and tear, insured casualty and condemnation excepted. All property of Tenant remaining in the Premises after expiration or earlier termination of the Term shall be deemed conclusively abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of removing the same, subject however, to Landlord’s right to require Tenant to remove any improvements or additions made to the Premises by Tenant.

(e)       In doing any work in the Premises, Tenant will use only contractors or workers reasonably consented to by Landlord in writing prior to the time such work is commenced. Tenant shall promptly remove any lien or claim of lien for material or labor claimed against the Premises, by such contractors or workmen engaged by Tenant if such claim should arise, and hereby indemnifies and holds Landlord harmless from and against any and all losses, costs, damages, expenses or liabilities including, but not limited to, attorney’s fees, incurred by Landlord, as a result of or in any way related to such claims or such liens of contractors or workmen engaged by Tenant. All work shall be performed in accordance with Legal Requirements.

(f)       All personal property brought into the Premises by Tenant, its employees, licensees and invitees shall be at the sole risk of Tenant, and Landlord shall not be liable for theft thereof or of money deposited therein or for any damages thereto, such theft or damage being the sole responsibility of Tenant, except to the extent caused by the negligence of Landlord or its employees, it being understood Landlord shall not be responsible for the negligence or willful misconduct of its contractors or representatives.

(g)      Tenant, at its expense, shall comply with all Legal Requirements which pertain to Tenant’s, its agents’, employees’, and contractors’ use of the Premises, including, but not limited to the Americans with Disabilities Act and all Laws affecting the physical condition of the Premises or the particular manner in which Tenant uses the Premises, and all legal Requirements pertaining to Tenant’s, its agents’, employees’, and contractors’ use, storage or disposal of any hazardous substance, pollutant or other contaminant, waste disposal, air emissions and other environmental matters.

8.          Landlord’s Obligations

(a)       During the Term, Landlord shall perform in a good and workmanlike manner in compliance with all applicable Legal Requirements, all maintenance, repairs and replacements, in a good and workmanlike manner, using materials of comparable quality, to the following: (i) the structural components of the Premises, including without limitation the roof, roofing system, exterior walls (to the extent of a failure of the same), bearing walls, support beams, foundations, columns, and lateral support to the Premises; and (ii) the Premises caused by the negligence or willful misconduct of Landlord, its agents, independent contractors, representatives or employees. All maintenance, repair and replacements of any and all other improvements to the Premises, including, but not limited to the plumbing, lawn and fire sprinklers, heating, ventilation and air conditioning systems, electrical and mechanical lines and equipment associated therewith, the elevators, all exterior improvements, including walks, drive aisles, parking areas and landscaping and all windows, doors, door frames and window glass, shall be the sole responsibility of Tenant, except as specifically limited by this Lease, and shall be completed in a good and workmanlike manner, using materials of comparable quality.

(b)      Landlord shall have no obligation or liability with respect to or in any way connected with the Premises, or service to the Premises, except as specifically set forth in Paragraph 8(a) above. Landlord shall not be deemed to have committed a breach of any repair obligations unless it makes repairs negligently or fails to commence repairs in a reasonable time after Landlord receives notice from Tenant, and Landlord’s liability in any case shall be limited to the cost of making the required repairs.

(c)       Landlord shall not be liable For indirect or consequential damages for any reason, or for any inconvenience, interruption or consequences resulting from the failure of utilities or any service, making repairs, improvements or resulting from leaks from steam, gas, electricity, water or any other substance from pipes, wires or other conduits, or from the bursting or stoppage thereof; or from leaks of water, snow or rain from the plumbing or roof, or for wetness or dampness for any reason.

9.          Hazardous Wastes/Environmental Compliance.

(a)       Tenant covenants and agrees that Tenant will not store, use, or dispose of any substances, pollutants, or other contaminants on or about the Premises which would or could be deemed or determined to be a “hazardous substance” or “hazardous waste” under any federal, state or local statute, law, ordinance or regulation now or hereafter in effect (“Hazardous Substances”), except in such quantities as allowed and in. such containers as permitted under and only in accordance with all applicable environmental laws. Tenant further agrees to indemnify and hold Landlord harmless from and against all claims, costs, and liabilities, including but not limited to attorneys’ fees and costs of litigation, incurred as a result of a release or threatened release on the Premises of Hazardous Substances and which are not caused by Landlord, its employees, agents or contractors. The foregoing indemnification of Landlord by Tenant includes, without limitation, all costs incurred by or imposed upon Landlord in connection with any judgments, damages, penalties, fines, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of any space or of any amenity in or around the Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) or in connection with the investigation of site conditions or any clean-up, or remedial removal or restoration work required by any federal, state or local governmental agency or political subdivision occurring as a result of the presence of any Hazardous Substance in the Premises caused or permitted by Tenant or for which Tenant is legally liable. Tenant further agrees to maintain insurance to cover such claims, costs, and liabilities, in amounts and with coverages and insurance carriers satisfactory to Landlord, in Landlord’s reasonable judgment. Tenant’s obligations under this Paragraph will survive the termination or early expiration of the Lease. Any default under this Paragraph 9 shall be a material default enabling Landlord to exercise any of the remedies set forth in this Lease.

(b)      Tenant agrees to comply with the provisions of the New Jersey Industrial Site Recovery Act (“ISRA”), if applicable, or other similar applicable laws, prior to its termination of any activities in the Premises or the expiration of the term of this Lease, whichever is earlier. If ISRA is not applicable, Tenant will obtain a Letter of Nonapplicability from the New Jersey Department of Environmental Protection by the time sated in the previous sentence. If in connection with a sale, transfer, or mortgage of the Property by Landlord or other transaction by the Landlord where Landlord is required or deems it desirable to comply with ISRA, Tenant will cooperate with Landlord and provide any information reasonably requested by Landlord to comply with ISRA or to obtain a Letter of Nonapplicability.

(c)       Landlord shall indemnify and hold Tenant harmless from and against all claims, costs and liabilities including, but not limited to, attorneys’ fees and costs of litigation, incurred as a result of a release of Hazardous Substances on the Premises which occurs prior to the date Tenant first occupies or otherwise has the right to enter upon the Premises, which release occurred as a result of the acts or omissions of Landlord, its employees, agents or contractors. The foregoing indemnification of Tenant by Landlord includes, without limitation, all costs incurred by or imposed upon Tenant in connection with any judgments, damages, penalties, fines, liabilities or losses or in connection with the investigation of site conditions or any clean-up, or remedial removal or restoration work required by any federal, state or local governmental agency or political subdivision occurring as a result of the presence of any Hazardous Substance in the Premises caused or permitted by Landlord or for which Landlord is legally liable hereunder.

10.       Assignment and Sublease.

(a)       Tenant may not, without the prior written consent of the Landlord, which shall not be unreasonably withheld, delayed or qualified, assign this Lease or sublet the whole or any part of the Premises. Landlord’s failure to respond within ten (10) business days after submittal of the name of the proposed subtenant or assignee, and any material financial information which the subtenant or assignee has given to Tenant, and the basic business terms of the assignment or sublease, shall be deemed approval of the proposed assignment or sublease. It shall be deemed unreasonable for Landlord to withhold its consent if such assignment or sublease meets all of the following conditions:

(i)        Tenant is not in default of its obligations under this Lease beyond any applicable cure period;

(ii)       the assignee assumes all of the obligations of this Lease, or the subleassee agrees not to violate the terms and conditions of this Lease;

(iii) such assignment or subleassee will not permit the use of the Premises for any purpose forbidden by this Lease;

(iv)      Tenant promptly furnishes Landlord with an executed copy of the assignment or sublease; and

(v)       such assignee has a net worth equal to or greater than Tenant and an image and reputation consistent with a first class office building.

(b)      Any assignment of this Lease or any sublease of the Premises shall not relieve Tenant of any of its obligations under this Lease.

(c)       The consent of the Landlord need not be obtained if the assignment or sublease is to any present or future affiliate (including any wholly-owned subsidiary thereof) of Tenant, or to any unaffiliated new entities that may be formed by Tenant pursuant to a corporate reorganization, including any subsidiary or affiliated entity thereof (collectively a “Tenant Affiliate”) which Tenant Affiliate’s stock shall be at least 51% owned by the same entities or persons which own at least 51% of the stock of Tenant. Tenant shall give Landlord written notice of any assignment to a Tenant Affiliate, including the effective date of the assignment (“Effective Date”). Tenant shall remain bound to the terms of this Lease.

(d)      Tenant, after notice to, but without the consent of Landlord, may assign this Lease to an entity to which it sells or assigns all or substantially all of its assets or ownership interests or with which it may be consolidated or merged, provided such purchasing, consolidated, or merged entity, in writing, shall assume and agree to perform all of the obligations of Tenant under this Lease, such purchasing, consolidated, or merged entity shall have a net worth at least equal to the net worth of the Tenant as of the date hereof, and such assignee shall deliver such assumption with a copy of such assignment to Landlord within ten (10) days after such assignment is completed, and provided further that Tenant shall not be released or discharged from any liability under this Lease by reason of such assignment.

(e)       Notwithstanding the foregoing, Landlord’s consent to a sale of Tenant s stock shall not be required for and such sale shall not be deemed an assignment or sublease under this Section 10 if such sale occurs (I) in connection with an offering of securities in Tenant to generate capital for its business operations, (ii) in connection with an initial public offering; of stock in Tenant that results in Tenant being listed on a “national securities exchange,” or (iii) after such time as Tenant’s stock is publicly traded on a “national securities exchange.”

(f)       If Landlord consents to a proposed assignment or sublease, then Landlord will have the right to require Tenant to pay to Landlord a sum equal to fifty percent (50%) of any rent or other consideration paid to Tenant by any proposed transferee that (after deducting the costs of Tenant, if any, in effecting the assignment or sublease, including reasonable alterations costs, commissions and legal fees) is in excess of the Fixed Rent allocable to the transferred space then being paid by Tenant to Landlord pursuant to this Lease. All such sums owed to Landlord will be payable to Landlord at the time Tenant receives such payment from the assignee or subtenant. Paragraph 10(d) shall not apply to any assignment or sublease under Paragraph 10(c).

11.       Damage or Destruction.

(a)       In the event of any fire or other casualty (“Casualty”) affecting all or any part of the Premises Landlord shall, within sixty (60) days after the Casualty, give notice to Tenant (“Landlord’s Notice”) of the length of time required to complete the restoration of the Premises. If restoration of the Premises shall be reasonably estimated to require more than 180 days to complete from the date of the Casualty or the Premises are not restored within 270 days from the date of the Casualty, then, in either such instance, Tenant shall have the right, exercisable by notice to Landlord (“Tenant’s Notice”) within thirty (30) days after receipt by Tenant of Landlord’s Notice or after the expiration of the 270 day period for completion of restoration, as the case may be, to terminate this Lease effective not less than thirty (30) days after the date of Tenant’s Notice or the expiration of such 270 day period.

(b)      If this Lease is not terminated as provided in Paragraph 11(a), then Landlord shall, at its sole cost and expense, but only to the extent of available insurance proceeds, restore the Premises as soon as reasonably practical to the condition existing prior to the Casualty. During the restoration period, the Rent shall abate for the period during which the Premises are not suitable for Tenant’s business needs. If only a portion of the Premises is damaged, the Rent shall abate proportionately.

12.       Eminent Domain. If all of the Premises are taken by exercise of the power of eminent domain (or conveyed by Landlord in lieu of such exercise), this Lease will terminate on a date (the “Termination Date”) which is the earlier of the date upon which the condemning authority takes possession of the Premises or the date on which title to the Premises is vested in the condemning authority. If more than twenty-five percent (25%) of the Premises or twenty-five percent (25%) of the parking area is so taken, Tenant will have the right to cancel this Lease by written notice to Landlord given within twenty (20) days after the Termination Date. If less than twenty-five percent (25%) of the Premises or twenty-five percent (25%) of the parking area is so taken, or if the Tenant does not cancel this Lease according to the preceding sentence, the Fixed Rent and Additional Rent will be abated in the proportion of the rentable area of the Premises so taken to the rentable area of the Premises immediately before such taking. If twenty-five percent (25%) or more of the Premises is so taken, Landlord may cancel this Lease by written notice to Tenant given within thirty (30) days after the Termination Date. In the event of any such taking, the entire award will be paid to Landlord, and Tenant will have no right or claim to any part of such award; however, Tenant will have the right to assert a claim against the condemning authority, so long as Landlord’s award is no: reduced as a consequence of such claim, for Tenant’s moving expenses and trade fixtures owned by Tenant and interruption to Tenant’s business.

13.       Insurance.

(a)       Tenant shall carry (at its sole expense from and after the date Landlord permits Tenant and/or its contractors to enter the Premises for purposes of installation of Tenant’s Property and during the Term) the following insurance:

(i)        all-risk insurance, or its equivalent, insuring Tenant’s interest in its improvements to the Premises and any and all furniture, equipment, supplies, contents and other property owned, leased, held or possessed by it and contained therein, such insurance coverage to be in an amount equal to the full insurable value of such improvements and property, as such may increase from time to time;

(ii)       workers’ compensation insurance as required by applicable law;

(iii)     commercial general liability insurance containing coverages reasonably acceptable to Landlord, insuring Tenant, Landlord, Townsend Capital,

LLC and Landlord’s mortgagee against any and all liability for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises, or arising out of the use or occupancy of the Premises by Tenant, its employees, agents, representatives or contractors, such policy to have a combined single limit of not less than Five Million and No/100 Dollar ($5,000,000) for any bodily injury or property damage occurring as a result of or in conjunction with the above, which liability insurance shall (A) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is not excess and is non-contributing with any insurance requirement of Tenant; (B) contain cross-liability endorsements or a severability of interest clause acceptable to Landlord; and (C) specifically cover the liability assumed by Tenant under this Lease including, without limitation, Tenant’s obligations under Paragraph 13(a);

(iv)      insurance, against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air-conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Premises (without exclusion for explosions), in an amount at least equal to $2,000,000; and

(v)       business interruption insurance.

The insurance required in subparagraph (iii) above shall name Landlord, Townsend Capital, LLC and Landlord’s mortgagee as additional insureds. All said insurance policies maintained by Tenant shall be carried with companies licensed to do business in the State of New Jersey reasonably satisfactory to Landlord and shall be noncancellable except after thirty (30) days’ written notice to Landlord. Evidence of such insurance in Accord Form 27 format and signed by a reputable insurance agent shall be delivered to Landlord on or prior to Tenant’s possession of the Premises and at least twenty (20) days prior to the expiration of each respective policy term. Each insurance policy will contain a provision requiring thirty (30) days prior written notice to Landlord and any named insured if the policy is canceled or not renewed.

(b)      Throughout the making of any alterations or improvements (other than mere decorations) by Tenant, its agents, contractors or employees, Tenant or Tenant’s contractor(s), at its expense, shall carry or cause to be carried (i) workers’ compensation insurance in statutory limits, covering all persons employed in connection with such Improvements, (ii) property insurance, completed value form, covering all physical loss (including any loss of or damage to supplies, machinery and equipment) in connection with the making of such alterations or improvements, and (iii) comprehensive liability insurance, with completed operations endorsement, covering any occurrence in or about the Premises in connection with such improvements, which comprehensive liability insurance policy shall have a combined single limit of not less than Three Million and No/100 dollars ($3,000,000). Tenant shall furnish Landlord with satisfactory evidence that such insurance is in effect before the commencement of its improvements and, on request, at reasonable intervals thereafter. Evidence of such insurance in Accord Form 27 format and signed by a reputable insurance agent shall be delivered to Landlord prior to the commencement of any such alterations or improvements. Each policy shall name Landlord, Townsend Capital, LLC and Landlord’s mortgagee as an additional insured and shall contain a provision requiring thirty (30) days prior written notice to Landlord and any named insured if the policy is canceled or not renewed.

(c)       Landlord shall maintain, at Tenant’s expense, fire insurance, with standard “all risk” coverage, for the Building in an amount equal to 100% of the full replacement value of the Building, boiler insurance and loss of rents insurance. If Landlord elects to self-insure, then Tenant shall have the same waiver of subrogation and other benefits as Tenant would have had if Landlord had carried a commercially customary casualty insurance policy with standard deductibles.

(d)      Tenant shall have the right to include the Premises within a blanket policy of insurance including the Premises and other locations.

(e)       (i)       As long as Xpedite Systems, Inc. or a permitted assignee under Paragraph 11 remains the Tenant under this Lease, Tenant shall have the right to self-insure for the coverages required above, on and subject to the following terms and conditions:

(A)      “Self-insure” shall mean that Tenant is itself acting as though it were the insurance company providing the insurance required under the provisions hereof and Tenant shall pay the amounts due in lieu of insurance proceeds and costs of defense that would have been payable if the insurance policies had been carried, which amounts shall be treated as insurance proceeds for all purposes under this Lease;

(B)      All amounts which Tenant pays or is required to pay and all loss or damages resulting from risks for which Tenant has elected to self-insure shall be subject to the waiver of subrogation provisions of Paragraph 14 hereof and shall not limit Tenant’s indemnification obligations set forth in Paragraph 15(a) hereof;

(C)      Tenant’s right to self-insure and to continue to self-insure is conditioned upon and subject to the following:

(1)      Tenant now having and hereafter maintaining a tangible net worth of at least $500,000,000 or Tenant maintaining a rating of BBB or better by Standard and Poor’s; and

(2)      No events occurring that make it apparent that such net worth has been diminished below the required level (such as the bankruptcy of Tenant);

(D)      In the event Tenant fails to fulfill the requirements of Paragraph 13(e)(i)(C) above, then Tenant shall immediately lose the right to self insure and shall be required to provide the insurance otherwise specified herein; provided, however, that Tenant’s self-insurance shall continue in full force and effect until such insurance is issued by a qualifying insurance company.

(ii)      In the event Tenant elects to self-insure and an event or claim occurs for which a defense and/or coverage would have been available from the insurance company, Tenant shall do the following:

(A)      Undertake the defense of any claim, including, without limitation, a defense of Landlord, at Tenant’s sole cost and expense; and

(B)      use its own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to self-insure.

(iii)     In the event of a casualty, the following shall apply:

(A)      the self-insurance proceeds shall be paid to Landlord for restoration of the Premises and the Tenant’s obligations under the Lease shall continue in full force and effect; or

(B)      if Tenant elects to terminate this Lease in accordance with Paragraph 11 hereof, the proceeds allocated to the Tenant Improvements shall be paid to Landlord and the Lease shall thereupon terminate.

(iv)     In the event that Tenant elects to self-insure, Tenant shall provide Landlord and Landlord’s mortgagee, and such other parties that Landlord may request with evidence of self-insurance specifying the extent of self-insurance coverage hereunder in the form attached as Exhibit D hereto and containing a provision reasonably satisfactory to Landlord pursuant to which Tenant, as self-insurer, waives its right of recovery against Landlord. Any insurance coverage provided by Tenant shall be for the benefit of Tenant, Landlord and Mortgagee, and such other parties requested by Landlord as their respective interests may appear and shall be subject to the coverage inclusions and exclusions typically found in the respective insurance policies issued by national reputable insurance companies. Notwithstanding Tenant’s election to self-insure, Landlord, at its election, may purchase owner’s commercial general liability Insurance and Tenant shall reimburse Landlord for such costs as additional rent within 30 days of Tenant’s receipt of a bill therefor.

(v)      If Tenant elects to self-insure as provided herein, its obligations as self-insurer shall not limit, restrict or adversely affect in any way any of Tenant’s other obligations under this Lease including, without limitation, the indemnification set forth in Paragraph 15.

14.       Subrogation and Waiver. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents, servants, partners, shareholders, officers, or employees, for any loss or damage that may occur to the Premises, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies regardless of cause or origin, including negligence of the other party hereto, its agents, officers, partners, shareholders, servants, or employees, and covenants that no insurer shall hold any right of subrogation against such other party. Landlord and Tenant will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all policies of fire and extended coverage insurance carried in connection with the Premises.

15.       Indemnity.

(a)       Tenant shall indemnify Landlord against any expense, loss or liability paid, suffered or incurred as the result of the breach of any covenant or condition of this Lease by, or negligence or willful misconduct of, Tenant, its agents, servants and employees. Except as otherwise provided in this Lease, Tenant shall indemnify and hold the Landlord harmless against all claims and expenses for personal injury or property damage occurring upon the Premises, except any claim or expense which is due to the negligence or willful misconduct of the Landlord, its agents or employees. The indemnity herein provided shall be for the exclusive benefit of the Landlord, its agents and employees, successors and assigns, and shall not inure to the benefit of any third party. The liability of Tenant to indemnify Landlord shall not extend to any matter against which Landlord shall be effectively protected by insurance. This provision shall constitute the only indemnification by Tenant in this Lease.

(b)      Tenant covenants and agrees that, on and after the date hereof, Landlord shall not be liable to Tenant for any injury to or death of any person or persons or for damage to any property of Tenant, or any person claiming through Tenant, arising out of any accident or occurrence in or about the Premises, including, but not limited to, injury, death or damage caused by the Premises becoming out of repair or caused by any defect in or failure of equipment, pipes or wiring, or caused by broken glass, or caused by the backing up of drains, or caused by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises, or caused by fire or smoke, excepting however, liability caused by or resulting from the [gross] negligence or willful misconduct of Landlord or its agents, employees, licensees or contractors.

(c)       The obligations of Tenant under this Paragraph 15 shall survive the expiration or earlier termination of this Lease.

16.       Subordination and Non-Disturbance.

(a)       Subject to the following sentence, this Lease is and shall be subject and subordinate to all ground leases, deeds of trust and mortgages (collectively, “Mortgages”) which may now or hereafter affect the Premises and to all renewals, modifications, consolidations, replacements, and extensions of such Mortgages; provided, that at Landlord’s election, this Lease shall be superior to any or al Mortgages. This provision is self-executing and no further instrument shall be required to establish such subordination or superiority; provided, if Landlord shall obtain and deliver to Tenant from any present or future mortgagee, trustee, fee owner, prime lessor or any person having an interest in the Premises superior to this Lease (“Mortgagee”) such Mortgagee’s customary form of a written subordination, non-disturbance and attornment agreement in recordable form providing, among other things, that so long as Tenant performs all of the terms, covenants and conditions of this Lease and agrees to attorn to the mortgagee, beneficiary of the deed of trust, purchaser at a foreclosure sale, prime lessor or fee owner or such customary terms and conditions as such Mortgagee may reasonably require, substantially in the form attached hereto as Exhibit “G”, this provision is self-executing and no further instrument shall be required to establish such subordination or superiority. Tenant’s rights under this Lease shall not be disturbed and shall remain in full force and effect for the Term, and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder. Tenant’s obligations to pay rent upon the Commencement Date shall be conditioned upon receipt of a non-disturbance agreement substantially in the form attached hereto as Exhibit “G”

(b)      After receiving notice and a notice address from any Mortgagee, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such Mortgagee. Any such Mortgagee shall have thirty (30) days for the cure of any such default and if such default cannot reasonably be cured within such thirty (30) days, then Mortgagee shall have thirty (30) days within which to commence a cure and provided such Mortgagee is proceeding diligently, such longer period as may be reasonably necessary to complete such cure. The curing of any of Landlord’s defaults by such Mortgagee shall be treated as performance by Landlord.

(c)       With respect to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to any Mortgagee, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Mortgagee, shall never be deemed an assumption by such Mortgagee of any of the obligations of Landlord hereunder, unless such Mortgagee shall, by written notice sent to Tenant, specifically elect, or unless such Mortgagee shall foreclose the Mortgage and take possession of the Premises. Tenant, upon receipt of written notice from a Mortgagee that such Mortgagee is entitled to collect Rent hereunder may in good faith remit such Rent to Mortgagee without incurring liability to Landlord for the non-payment of such Rent.

(d)      If the Mortgagee, or any party deriving its interest therefrom shall succeed to the rights of Landlord in the Premises or under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then Tenant shall attorn to and recognize such party succeeding to Landlord’s rights (the party so succeeding to Landlord’s rights herein sometimes called the “Successor Landlord”) as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to confirm such attornment. This Lease shall continue in full force and effect as, or as if it were, a direct lease between the Successor Landlord and Tenant, and all of the terms, conditions and covenants set forth in this Lease shall be applicable after such attornment, except that the Successor Landlord shall not:

(i)        be liable for any previous act or omission of Landlord under this Lease;

(ii)       be subject to any offset that shall have theretofore accrued to Tenant against Landlord; or

(iii)     be bound by:

(A)     any previous modification of this Lease, not expressly provided for in this Lease unless consented to by such Successor Landlord; or

(B)      any previous prepayment of more than one (1) month’s Rent or any Additional Rent then due, unless such prepayment shall have been expressly approved in writing by the Mortgagee through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease.

The provisions for attornment set forth in this Paragraph 16(d) shall be self-operative and shall not require the execution of any further instrument. However, any Mortgagee and/or any other party to whom Tenant agrees to attorn as aforesaid reasonably requests a further instrument confirming such attornment, Tenant agrees to execute and deliver the same within twenty (20) days after a request is made to do so in accordance with the provisions of this Lease.

17.       Landlord’s Right of Entry.

(a)       Landlord has the right to enter the Premises at any reasonable time upon reasonable notice to Tenant, or without notice in case of emergency, for any purpose including examining or performing maintenance, repairs, and replacements to the Premises as are permitted under this Lease.

(b)      During Business Hours and upon reasonable notice to Tenant, Landlord may, during the Term, show the Premises to prospective purchasers and Mortgagees, during the twelve (12) months prior to expiration of this Lease, to prospective tenants, and for the purpose of exhibiting the Premises and putting up “To Rent” or “For Sale” notices, which notices shall not be removed, obliterated or hidden by Tenant.

(c)       In exercising its rights under Paragraph 17, Landlord shall not materially interfere with or disrupt the normal operation of Tenant’s business. Landlord, and any third parties entering the Premises at Landlord’s invitation or request shall at all times strictly observe Tenant’s reasonable rules relating to security on the Premises. Except in the event of an emergency, Tenant shall have the right, in its sole discretion, to designate a representative to accompany Landlord, or any third parties, while they are on the Premises.

18.       Use of the Roof and Building Structure. Tenant shall have the exclusive right to use the roof of the Building and building structure including shafts, risers and conduits between the Premises and the Building for: (i) installation and use of one or more microwave dishes or other communications radio antenna and associated equipment, including cables and data processing devices (“Communication Equipment”) and (ii) for installation and maintenance of conduits, ducts, flues and pipes for supplemental heating ventilating and air conditioning and other facilities (“HVAC Equipment”). Tenant shall have no obligation to pay Rent for such right, but Tenant shall, at its sole cost and expense, repair, maintain and keep in good condition and repair the roof areas and other areas upon which the Communication Equipment and HVAC

Equipment has been placed or otherwise affected thereby, and comply with all Legal Requirements and the terms and conditions set forth on Exhibit “E” for use of the roof and building structure.

19.       Tenant’s Default; Rights and Remedies.

(a)       The occurrence of any one or more of the following matters constitutes an “Event of Default” by Tenant under this Lease:

(i)        failure by Tenant to pay Fixed Rent, Additional Rent, or any other monetary obligation hereunder when due and such failure continues for five (5) days after written notice from Landlord; provided, however, Tenant shall not be entitled to more than one (1) written notice for such monetary defaults during any twelve (12) month period, and if after such one (1) written notice Fixed Rent is not paid when due hereunder, an Event of Default will be deemed to have occurred without the requirement of any notice by Landlord;

(ii)       Tenant fails to bond off or otherwise remove any lien filed against the Premises by reason of Tenant’s actions, within twenty (20) days after Tenant has notice of the filing of such lien;

(iii)     Tenant or any guarantor of Tenant’s obligations (“Guarantor”) (if either is a corporation) is liquidated or dissolved or its charter expires or is revoked, or Tenant or Guarantor (if either is a partnership or business association) is dissolved or partitioned, or Tenant or Guarantor (if either is a trust) is terminated or expires, or if Tenant or Guarantor (if either is an individual) dies;

(iv)      Tenant fails to perform any other term, covenant, agreement or condition of this Lease not heretofore described in this Paragraph 19 within twenty (20) days after Landlord shall have notified Tenant in writing of such failure; provided, however, that if such performance requires work to be done, actions to be taken, or conditions to be remedied, which cannot by their nature reasonably be done, taken or remedied, as the case may be, within such twenty (20) day period, then so long as within such twenty (20) day period Tenant (i) notifies Landlord of the need for extra time and the reasons therefor; (ii) commences remedial action; and (iii) proceeds toward completion in an expeditious manner, Tenant may take such additional time, not in excess of ninety (90) days from the date of Landlord’s notice, as is reasonably necessary to complete such performance; or

(v)       Tenant becomes a “Debtor” under the Federal Bankruptcy Code or commits any act of bankruptcy under any federal or state law providing for composition, arrangement, reorganization or relief for debtors or files or has filed against it a petition in bankruptcy or for arrangement or for reorganization pursuant to the Federal Bankruptcy Code or other similar laws, federal or state, or if, by a decree of a court of competent jurisdiction, Tenant is adjudicated bankrupt or declared insolvent, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally when or as they become due, or consents to the appointment of a trustee, receiver or the liquidation of all or any part of its assets; provided, that if any such proceeding is commenced by a person other than Tenant, there shall be no Event of Default if such proceeding is dismissed within sixty (60) days after the filing of the initial pleading therein.

(b)      If an Event of Default by Tenant occurs, Landlord may

(i)        declare due and payable and sue for and recover, all unpaid Fixed Rent, Additional Rent and any other sums due under this Lease for the unexpired period of the Term (including all Additional Rent as the amount(s) of the same can be determined or reasonably estimated) as if by the terms of this Lease the same were payable in advance, together with all reasonable legal fees and other expenses incurred by Landlord in connection with the enforcement of any of Landlord’s rights and remedies hereunder; provided that in the absence of an Event of Default under subparagraphs 19(a)(iii), (iv) or (v) above, Tenant shall have the right (exercisable not more than twice during the Primary Term and not more than once during each of the First Renewal Term and the Second Renewal Term), to cure an Event of Default under subparagraphs 19(a)(i) or (ii) by payment of all sums due Landlord as of the date of the cure (including all reasonable attorneys’ fees, court costs and other expenses incurred by Landlord in enforcing Landlord’s rights in connection with the specific Event of Default), and provided further that, except with respect to an Event of Default under subparagraphs 19(a)(iii), (iv) or (v), Landlord shall not accelerate Rent until Tenant has actual receipt of or has refused receipt of notice of the Event of Default; and/or

(ii)       terminate the Term by giving written notice thereof to Tenant and, upon the giving of such notice, the Term and the estate hereby granted shall expire and terminate with the same force and effect as though the date of such notice was the date hereinbefore fixed for the expiration of the Term, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided, and/or

(iii)     exercise any other rights and remedies available to Landlord at law or in equity.

(c)       If any Event of Default shall have occurred, Landlord may, whether or not the Term has been terminated as herein provided, re-enter and repossess the Premises or any part thereof without resorting to summary proceedings and Landlord shall have the right to remove all persons and property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal, and no such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate the Term unless a written notice of such intention be given to Tenant pursuant to Paragraph 31(b)(iii) or unless the termination of this Lease be decreed by a court of competent jurisdiction.

(d)      At the time after an Event of Default occurs, Landlord may enter the Premises as the agent of Tenant without the requirement of resorting to the dispossessory procedures and without being liable for any claim for trespass or damages therefor, and, in connection therewith, rekey the Premises, remove Tenant’s effects therefrom and store the same at Tenant's expense, without being liable for any damage thereto, and relet the Premises as the agent of Tenant, with or without advertisement, by private negotiations or otherwise, for any term Landlord deems proper, and receive the rent therefor. Tenant shall not be entitled to any surplus so arising. Tenant shall reimburse Landlord for all costs and expenses (including, without limitation, brokerage and attorneys’ fees and expenses) incurred in connection with or in any way related to the eviction of Tenant and reletting the Premises, and for the amount of any other Rent which would have been due from Tenant to Landlord hereunder which is not recovered from reletting or due to inability to relet the Premises. Landlord, in addition to but not in lieu of or in limitation of any other right or remedy provided to Landlord under the terms of this Lease or otherwise (but only to the extent such sum is not reimbursed to Landlord in conjunction with any other payment made by Tenant to Landlord), shall have the right to be immediately repaid by Tenant the amount of all reasonable sums expended by Landlord and not repaid by Tenant in connection with preparing or improving the Premises to Tenant’s specifications and any and all reasonable costs and expenses incurred in renovating or altering the Premises to make it suitable for reletting, provided that Landlord shall amortize the reasonable renovation costs and expenses over the term of the reletting with Tenant being charged only for that portion of the term of the reletting which coincides with the balance of the current term of this Lease.

(e)       No expiration or termination of the Term pursuant to Paragraph 19(b)(iii) hereof, by operation of law or otherwise, and no repossession of the Premises or any part thereof pursuant to Paragraph 19(b)(iii) hereof, or otherwise, and no reletting of the Premises or any part thereof pursuant to Paragraph 19(d) hereof shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting.

(f)       In the event of any expiration or termination of this Lease or repossession of the Premises or any part thereof by reason of the occurrence of an Event of Default, and Landlord has not elected to accelerate Fixed Rent, Additional Rent and other sums pursuant to Paragraph 19(b), Tenant shall pay to Landlord the Fixed Rent, Additional Rent and other sums required to be paid by Tenant to and including the date of such expiration, termination or repossession; and, thereafter, Tenant shall, until the end of what would have been the expiration of the Term in the absence of such expiration, termination or repossession, and whether or not the Premises or any part thereof shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages, the Fixed Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, less the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Paragraph 19(d) hereof, after deducting from such proceeds all of Landlord’s reasonable expenses in connection with such reletting (including all related repossession costs, brokerage commissions, legal expenses, employees’ expenses, alteration costs and expenses of preparation for such reletting). Tenant shall pay such current damages on the days on which the Fixed Rent would have been payable under this Lease in the absence of such expiration, termination or repossession, and Landlord shall be entitled to recover the same from Tenant on each such day.

(g)      No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy herein by law provided, but each shall be cumulative and in addition to every right or remedy given herein or now or hereafter existing at law or in equity or by statute.

(h)      No waiver by Landlord of any breach by Tenant of any of Tenant’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach.

(i)       In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and right to invoke any remedy allowed at law or in equity as if re-entry summary proceedings and other remedies were not herein provided for.

(j)       Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise. Tenant hereby waives and releases all errors, defects and imperfections in any proceedings instituted by Landlord to enforce the terms of this Lease, as well as the right of inquisition on any real estate that may be levied upon to collect any amount which may become due under this Lease. Tenant agrees that Landlord only be required to mitigate its damages in the event of the occurrence of an Event of Default by Tenant hereunder to the extent required by law.

(k)      Tenant shall pay upon demand all of Landlord’s reasonable costs, charges and expenses, including the reasonable fees and out-of-pocket expenses of legal counsel, agents and others retained by Landlord incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned, together with Interest from the date incurred by Landlord to the date of payment by Tenant.

20.       Landlord’s Default.

(a)       The occurrence of the following constitutes an “Event of Default by Landlord” under this Lease: failure by Landlord to observe or perform any covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after receipt of written notice from Tenant to Landlord, except that if such default cannot be cured within such thirty (30) day period, it shall not be considered an Event of Default if Landlord commences to cure the default within the thirty (30) day period and proceeds diligently thereafter to seek to effect such cure.

(b)      Subject to the provisions of Paragraph 24 hereof, if an event of default by Landlord Occurs, Tenant shall have all rights and remedies available at law or in equity; provided, however, that in no event shall Tenant have any right to set off against Rent.

(c)       Subject to the provisions of Paragraph 24 hereof, (i) if an event of default by Landlord occurs which has a material and adverse impact on the ability of Tenant to conduct its business operations from the Premises, then Tenant may cure such default on condition that prior to actually curing such event of default, Tenant shall have given Landlord not less than five (5) business days prior written notice (herein called the “Self-Help Notice”) of the anticipated expenditure Tenant expects to incur in remedying such default or (ii) if a default by Landlord occurs which has a material and adverse impact on the ability of Tenant to conduct its business operations from the Premises and there are exigent circumstances requiring an immediate cure thereof, then Tenant may cure such default on condition that prior to actually curing such event of default, Tenant shall have given Landlord a Self Help Notice on the same business day prior to effectuating such cure of the anticipated expenditure Tenant expects to incur in remedying such default. The extent of the work performed by Tenant in curing any such default shall not exceed the work that is reasonably necessary to effectuate such remedy and the cost of such work shall be reasonably prudent and economical under the circumstances. Tenant shall not be entitled to cure any default of Landlord pursuant to the foregoing provisions if such cure is done in a fashion so as to impair any roof or other warranty of Landlord relating to the Premises provided by Landlord to Tenant. In prosecuting any cure, Tenant shall comply with all Legal Requirements and perform any necessary work to the Premises in a good and workmanlike fashion using new, first quality materials and otherwise in compliance with the terms of this Lease. This right to self help includes the right to bring suit against Landlord for the costs incurred by Tenant in exercising such self help; provided however, that in no event shall Tenant have any right to set off against Rent.

21.       Yield-Up and Holding Over. Upon termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition and repair in which the Premises were on the Commencement Date, or as the same may have been improved during the Term, in “broom clean” condition reasonable wear and tear excepted, and subject to fire and insured casualty and eminent domain taking which shall be governed by the applicable provisions of this Lease and repairs that are not the responsibility of Tenant hereunder. Without limiting the generality of the foregoing, Tenant shall repair all truck door covers, load levelers and all cracks in the floor of the Building, loading areas, drives and walks and other areas within the Premises. Tenant shall not be required to remove any improvements to the Premises unless Landlord’s consent thereto was conditioned in writing upon removal thereof. Tenant shall, however, have the right to remove such improvements and any trade fixtures or equipment, provided it shall repair any damage to the Premises resulting therefrom. Notwithstanding the above, Tenant shall not be required to make any improvements, which under generally accepted accounting principles would be required to be capitalized, to the Premises at the Expiration Date.

If Tenant remains on the Premises beyond the Expiration Date or an earlier termination of this Lease, such holding over shall not be deemed to create any tenancy at will, but Tenant shall be a tenant at sufferance only, at a daily rate equal to One Hundred Fifty (150%) percent of the Fixed Rent and Additional Rent for the last year under this Lease. In addition, notwithstanding any of the foregoing to the contrary, Tenant shall be liable for all damages incurred by Landlord as a result of any such holdover. If Tenant fails to vacate the Premises upon the expiration or termination of this Lease, Landlord’s sole and exclusive remedies (which remedies nay be exercised simultaneously) shall be to: (i) collect from Tenant until Tenant vacates the Premises use and occupancy for the Premises at a monthly rate of: (A) 125% of the monthly Fixed Rent payable during the last month of the Term for each of the next six (6) succeeding months; and (B) thereafter 150% of the monthly Fixed Rent payable during the last month of the Term; and (ii) evict Tenant from the Premises by appropriate legal proceedings.

22.       Quiet Enjoyment. Landlord covenants that if and for so long as Tenant pays the Rent and performs the covenants and conditions and is otherwise in full compliance with the terms hereof, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, subject to the terms hereof and matters of record now affecting the Premises and any easements, restrictions, liens or encumbrances recorded and against the Premises by Landlord or any predecessor in title to Landlord after the date of execution of this Lease against the Premises, which easements, restrictions, liens or encumbrances will not materially interfere with Tenant’s use of the Premises as contemplated by this Lease.

23.       Mutual Representation of Authority.

(a)       Landlord and Tenant represent and warrant to each other that they have full right, power and authority to enter into this Lease without the consent or approval of any other entity or person and each party makes these representations knowing that the other party will rely thereon.

(b)      The signatories on behalf of Landlord and Tenant further represent and warrant that each has full right, power and authority to act for and on behalf of Landlord and Tenant in entering into this Lease.

24.       Landlord’s Liability. The obligations of Landlord hereunder shall be binding upon Landlord and each succeeding owner of Landlord’s interest hereunder only during the period of such ownership and Landlord and each succeeding owner shall have no liability whatsoever except for their obligations during each such respective period. Tenant hereby agrees for itself and each succeeding holder of Tenant’s interest, or any portion thereof, hereunder, that any judgment, decree or award obtained against Landlord, or any succeeding owner of Landlord’s interest, which is in any manner related to this Lease, the premises, or Tenant’s use or occupancy of the Premises, whether at law or in equity, shall be satisfied only out of Landlord’s interest in the Premises and neither Landlord nor any of its partners, members, officers, employees or affiliates shall have any personal liability under this Lease.

25.       Real Estate Brokers.

(a)       Tenant represents that Tenant has dealt directly with and only with Cushman & Wakefield and the Schultz Organization (collectively, “Broker”) (whose commission shall be paid by Landlord pursuant to separate agreement), in connection with this Lease and agrees to defend, indemnify and save harmless Landlord against all claims, liabilities, losses, damages costs and expenses (including reasonable attorneys’ fees and other costs of defense) arising from Tenant’s breach of this representation.

(b)      Landlord represents that Landlord has dealt directly with and only with Broker (whose commission shall be paid by Landlord pursuant to separate agreement), in connection with this Lease and Landlord hereby agrees to defend, indemnify and save harmless Tenant against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and other costs of defense) arising from Landlord’s breach of this representation.

26.       Intentionally Omitted.

27.       Attorneys’ Fees. In the event either party institutes legal proceedings against the other for breach of or interpretation of any of the terms, conditions or covenants of this Lease, the party against whom a judgment is entered shall reimburse on demand all reasonable costs and expenses relative thereto, including reasonable attorneys’ fees and court costs, incurred by the other party.

28.       Estoppel Certificate.

(a)       Tenant agrees, upon not less than ten (10) days prior written request by Landlord, to deliver to Landlord and Landlord’s Mortgagee and any prospective purchasers a statement in writing signed by Tenant certifying (i) Tenant has accepted the Premises; (ii) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the modifications); (iii) the Commencement Date, the date upon which Tenant began paying Fixed Rent and the dates to which the Fixed Rent has been paid and the Expiration Date; (iv) that, to the best of Tenants knowledge, the Landlord is not in default under any provision of thisus Lease, or, if in default, the nature thereof; and whether Tenant is in default under the Lease (v) that there has been no prepayment of Fixed Rent other than that provided for in this Lease; (vi) the amount of Fixed Rent and Additional Rent payable under the Lease.

(b)      Landlord, upon not less than twenty (20) days prior written request from Tenant, shall furnish a statement in writing to Tenant covering the matters set forth in Paragraph 28(a), to the extent applicable to Landlord.

29.       No Recording. Landlord and Tenant agree not to record this Lease. However, Landlord and Tenant shall execute a Memorandum of Lease, in the form attached hereto as Exhibit F, which memorandum shall be recorded against the Premises upon Landlord’s closing of title to the Premises.

30. Waiver. LANDLORD AND TENANT EACH HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OR INJURY OR DAMAGE. TENANT HEREBY WAIVES ANY RIGHT TO FILE A NON-MANDATORY COUNTERCLAIM AGAINST LANDLORD IN ANY SUMMARY DISPOSSESS OR SIMILAR PROCEEDING.

31.       Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the state where the Premises are located, without regard for its conflict of law rules.

32.       Notices. Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or sent by registered or certified mail return receipt requested, or overnight delivery service, to the following:

If to Tenant:

If before the date of substantial completion of the Premises:

One Industrial Way West
Building D
Eatontown, New Jersey 07724
Attention: Finance Director

If after the date of substantial completion of the Premises:

At the Premises
Attention: Finance Director

If to Guarantor:

PTEK Holdings, Inc.
The Lenox Building
3399 Peachtree Road, N. E.
Suite 600
Atlanta, Georgia 30326
Attn: Patrick G. Jones, Esquire
          Ms. Nicole Kamen

with a copy to:

Nelsen Mullins Riley & Scarborough, L.L.P.
First Union Plaza, Suite 1400
99 Peachtree Street, N.E.
Atlanta, Georgia 30309

If to Landlord:

210 West Pennsylvania Avenue
Suite 700
Towson, MD 21204
Attention: Judith S. Waranch, Esquire

with a copy to:

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street
Philadelphia, PA 19103
Attention: Bart I. Mellits, Esquire

If to Dennis Townsend:

210 West Pennsylvania Avenue
Suite 700
Towson, MD 21204

With a copy to:

Ballard Spahr Andrews & Ingersol1, LLP
1735 Market Street
Philadelphia, PA 19103
Attention: Bart I. Mellits, Esquire

Notice shall be deemed to have been given on the date received, if delivered personally or by overnight delivery service, or, if mailed, three (3) business days after the date postmarked.

33.       Counterparts. This Lease may be executed in one or more counterparts each one of which shall be deemed an original.

34.       Entire Agreement. This Lease constitutes the entire agreement between the parties, there being no other terms, oral or written, except as herein expressed. No modification of this Lease shall be binding on the parties unless it is in writing and signed by both parties hereto.

35.       Partial Invalidity. The invalidity of one or more phrases, sentences, clauses or articles shall not affect the remaining portions of this Lease, and if any part of this Lease should be declared invalid by the final order, decree or judgment of a court of competent jurisdiction, this Lease shall be construed as if such invalid phrases, sentences, clauses or articles had not been inserted.

36.       Parties Bound. The words “Landlord” and “Tenant” and the pronouns referring thereto, as used in this Lease, shall mean, where the context requires or admits, the persons or entities named herein as Landlord and Tenant, respectively, and their respective heirs, legal representatives, successors and assigns, irrespective of whether singular or plural, masculine, feminine or neuter. Except as otherwise provided herein, the agreements and conditions in this Lease contained on the part of Landlord to be performed and observed shall be binding upon Landlord and its heirs, legal representatives, successors and assigns and shall inure to the benefit of Tenant and its heirs, legal representatives, successors and assigns; and the agreements and conditions on the part of Tenant to be performed and observed shall be binding upon Tenant and its heirs, legal representatives, successors and permitted assigns and shall inure to the benefit of Landlord and its heirs, legal representatives, successors and assigns.

37.       Survival. Except as otherwise set forth herein, any obligations of Tenant and Landlord, as set forth herein (including, without limitation, Tenant’s rental and other monetary obligations, repair obligations, and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease.

38.       Force Majeure. Landlord shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants, and conditions of this Lease when prevented from so doing by causes beyond its control, which shall include, but not be limited to, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services, or acts of God.

39.       Construction Against Drafter. The parties agree that this Lease shall be construed as if both parties were equally responsible for drafting the same and the rule of construction of construing against the drafter shall not apply.

40.       Time of the Essence. All time for payments, and performance herein are of the essence of the agreement between the parties hereto.

41.       Signage. Tenant at its sole cost, expense and liability may place signs for identification, directional and safety purposes anywhere on the Premises including on the exterior. The size, design and location on the Premises of such signs shall be in Tenant’s sole discretion, provided that all such signs shall comply with Legal Requirements and provided further that the erection of such signs shall not cause any structural damage to the Premises or the roof. Tenant shall remove all such signs and restore any damage caused by such removal at the expiration or earlier termination of this Lease.

42.       Access. Tenant, its permitted assignees, subtenants and their employees, licensees and guests, shall have access to the Premises at all times, 24 hours per day, every day of the year. Landlord shall have the right to enter the Premises at reasonable times upon reasonable notice, except in the event of emergency in which case no notice shall be required. Tenant shall have the right to reasonably designate certain areas of the Premises as secured areas to which Landlord shall have no access.

43.       Security Deposit.

(a)       Tenant shall deliver to Landlord on or before the Commencement Date a letter of credit from a financial institution reasonably acceptable to Landlord (“Letter of Credit”), in an amount equal to six (6) month’s Rent as security for the performance by Tenant of the covenants and obligations hereunder (“Security”). Beginning in Lease Year 2, Tenant will replace the original Letter of Credit with a Letter of Credit in an amount equal to five (5) month’s Rent, and beginning in Lease Year 3, the Letter of Credit amount shall be reduced to an amount equal to four (4) month’s Rent.

(b)      If Tenant defaults in the performance of any of its covenants hereunder, Landlord may apply all or any part of the Security, to the extent required for the payment of any Rent or other sums due from Tenant, in addition to any other remedies available to Landlord. If such application occurs, Landlord shall make a reasonable effort to advise Tenant, promptly following such application. In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord a sum equal to the amount to used. If Tenant fully and faithfully complies with all of the covenants hereunder, the Security (or any balance thereof) shall be returned to Tenant within thirty (30) days after the last to occur of (i) the date this Lease expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security to any purchasers of Landlord’s interest in the Property and thereupon Landlord shall be discharged from any further liability with respect the Security.

(c)       So long as no Lease Event of Default or Event of Default under this Lease or the Guaranty shall exist prior to or after giving effect to such transaction, if, after the Guarantor consolidates with any Person, merges into any person, or conveys, transfers, leases or otherwise disposes to any Person of all or substantially all of its assets in any single transaction (or series of related transactions), and, after giving full effect to the transaction, the Surviving Guarantor shall have a Net Worth that is less than seventy-five percent (75%) of the Net Worth of the Guarantor on the date of execution of this Lease, Tenant shall deliver to Landlord on or before the date such transaction(s) are effective a replacement letter of credit equal to not less than one (1) years Rent as security for the performance of Tenant’s obligations under this Lease, upon receipt and verification of the validity of which Landlord shall return the original letter of credit delivered by Tenant and then held by Landlord pursuant to Paragraph 43(a) above. For purposes of this Paragraph 43(c), “Net Worth” shill mean the consolidated net worth of Guarantor (computed without regard to goodwill) in accordance with GAAP less the amount of any and all guarantees made by Guarantor of obligations (which obligations would be on-balance sheet with respect to the below-described Affiliate) of (i) any Affiliate of Guarantor that holds beneficially or of record, five percent (5%) or more of the equity securities of Guarantor and (ii) any Affiliate of any such Affiliate (other than Guarantor and any subsidiaries of Guarantor whose financial statements are consolidated with Guarantor’s financial statements).

44.       Guaranty. PTEK Holdings, Inc. (“Guarantor”) hereby unconditionally and absolutely guarantees Tenant’s obligations under this Lease, which guaranty shall be evidenced by the execution by Guarantor, simultaneously with execution of this Lease, of the Guaranty attached hereto as Exhibit H.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

WITNESS:	LANDLORD:
TOWNSEND XPD, LLC

By:	/s/ JUDITH S. WARANCH	By:	/s/ DAVID B. TOWNSEND

Name:	Judith S. Waranch	Name:	David B. Townsend
		Title:	Vice President

TENANT:
ATTEST:	XPEDITE SYSTEM, INC.

By:	/s/ PATRICK G. JONES	By:	/s/ VINCENT DEVITA

Name:	Patrick G. Jones	Name:	Vincent Devita
Title:	EVP	Title:	EVP & COO

ATTEST:		GUARANTOR: PTEK HOLDINGS, INC.
By:	/s/ WILLIAM A. THURBER	By:	/s/ PATRICK G. JONES

Name:	William A. Thurber	Name:	Patrick G. Jones
Title:	Asst. Sec’y	Title:	EVP

I hereby join in the execution of this Lease for the sole purpose of acknowledging and agreeing to the guaranty set forth in Paragraph 4(1) above

/s/ DENNIS TOWNSEND

Dennis Townsend